Exhibit 10.2

COMMON STOCK PURCHASE AGREEMENT

by and between

THE CHILL GROUP, INC. AND THE SELLERS IN EXHIBIT 1 HERETO

and

LIFE ON EARTH, INC.

(the “Buyer”) dated as of August _2, 2018

This Common Stock Interest Purchase Agreement (this “Agreement”) is dated as of August _,

2018, by and among The Chill Group, Inc. (“JCG”), a California corporation, the Sellers reflected in Exhibit 1 (collectively, the “Sellers”) and Life on Earth, Inc., a Delaware corporation (the “Buyer”). Capitalized terms not otherwise defined herein shall have the meanings set forth in Appendix 1 hereto.

Recitals

•	WHEREAS, the Sellers wish to sell 100% of the Common Stock Interests in JCG to the Buyer, subject to the terms and conditions set forth below;

•	WHEREAS, Buyer wishes to purchase from Sellers, the Common Stock Interests (defined below), subject to the terms and conditions set forth herein;

•	NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I Purchase and Sale

1.01 Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing, the Sellers shall sell to Buyer, and Buyer shall purchase from Sellers, all of each Seller’s right, title and interest in Common Stock Interests representing 100% of the outstanding Common Stock Interests of JCG, free and clear of all Encumbrances (the “Common Stock Interests”), for the consideration specified in Section 1.02 (the “Transaction”).

1.02 Purchase Price/Holding Period. In consideration for the Common Stock Interests, the Buyer shall collectively pay the Sellers the consideration noted below; individual Sellers of JCG shall receive the consideration on a pro rata basis, according to their respective percentage ownership interests of JCG reflected in Exhibit 1:

(a) At the Closing, the Buyer shall issue to the Sellers on a pro-rata basis according to their respective ownership in JCG, One Thousand Six Hundred Thirty Six Thousand and Three Hundred Sixty Three (1,636,363) restricted Common Stock Shares (the “1,636,363 Shares”) of the Buyer as priced by the Buyer at $0.55 per share (“Share Price”). The 1,636,363 Shares as issued on a pro-rata basis to the JCG shareholders, shall be subject to a Lock-Up agreement subjecting the holders to a 1 year lock up period after the issuance of the 1,636,363 Shares and leak out provisions contained in the Lock-Up Agreement attached hereto as Exhibit 2 and otherwise pursuant to Rule 144 of the Securities Act of 1933, as amended.

(b) Buyer shall pay an additional aggregate of 1,090,909 Restricted Common Stock Shares of the Buyer to the Sellers if and when the Just Chill Brand generates $900,000 in gross revenues, in a twelve month period; the issuance of these shares shall be issued at a 20% discount to market on the Closing Date with a floor price of $0.55 per share;

(c) Buyer shall pay an additional aggregate of $500,000 in Restricted Common Stock Shares of the Buyer to the Sellers if and when the Just Chill Brand generates $3,000,000 in gross revenues, in a twelve month period; the issuance of these shares shall be issued at a 20% discount to market on the Closing Date with a floor price of $0.65 per share;

(d) Buyer shall pay an additional $500,000 in restricted Common Stock Shares of the Buyer if and when the Just Chill Brand generates $5,000,000 in gross revenues, in a twelve month period; the issuance of these shares shall be issued at a 20% discount to market on the Closing Date with a floor price of $0.75 per share;

(e) Buyer shall assume a maximum of $65,000 of JCG’s current debt/liabilities as of and immediately following the closing of the Transaction. As such, if JCG’s debt on JCG’s balance sheet as of the Closing Date is less than $65,000, the Buyer shall assume such lesser amount; if such debt is more than $65,000, Buyer shall assume no more than $65,000 of JCG’s debt. The Buyer shall have a period of 12 months following the Closing Date to pay off JCG’s current debt with an initial down payment of $3,000. The Seller will have the right to convert any balance due after six months into equity of the Buyer at the price set for the transaction of $0.55 per common share. A schedule of debt shall be provided by Seller to Buyer prior to closing;

(f) with respect to the shares reflected in (a), the 1,636,363 Shares , shall begin upon the

Closing Date at which time the Shares will be issued and for 12 months thereafter.

(g) If after 12 months after holding the respective shares reflected in 1.02(a) 1,636,363

Shares) and if the price of the Shares is trading below $0.30, the Buyer will issue the Seller additional shares equal to the purchase price with a floor price of $0.20.

1.03 Additional Terms. This Agreement is subject to the following additional terms:

(a) Sellers, via the participation of Max Baumann, will work with Buyer for a period of one year to enable a smooth transition in ownership and a continuation of the current business without interruptions.

(b) Buyer and Max Baumann will enter into an Advisory Agreement providing that he will introduce strategic partners in investments, marketing, and other strategic alliances to the Company; the Advisory Agreement shall be negotiated and finalized to reflect arm’s length transactions.

(c) Buyer will issue in writing to the JCG’s Stockholders on a pro-rata basis according to their respective ownership, $850,000 of Two Year Warrants priced at $0.85.

(d) Buyer grants to the Seller, participation rights to invest in the next and any subsequent offering conducted by the Buyer after this Offering.

(e)  Upon Closing, Fernando “Oswaldo” Leonzo, or a designated representative of the

Buyer, will be appointed President of JCG.

(f). Thirty percent (30%) of the Shares will be held back by Buyer for a period of months to cover any additional debts or other obligations of Buyer, post-closing, or for any breaches of any representations or warranties by JCG or the JCG Stockholders.

(f) If there is any additional debt or liabilities exceeding the $65,000 paid by the Buyer within the year after closing, such debt shall be reduced from the held back shares based on the Share Price specified in 1.02(a), $0.55 per share.

(g) JCG and the JCG Stockholders guarantee that prior to the Closing Date there are no arrangements, understanding, agreements to cancel or change the terms of any material manufacturing agreements, distributor agreements and other agreements of JCG.

(h)       JCG shall cancel all Preferred Shares held by JCG shareholders.

(i) Buyer will engage Max Baumann’s Basemakers, a marketing and merchandising service company owned by Max Baumann, to represent all Buyer Portfolio Brands for a two year discount(discount TBD).

(j) Max Baumann has been authorized to act as the representative of the Sellers and to sign this Agreement on their behalf

2.01 Transactions to be Effected at the Closing.

(a) At the Closing, Buyer shall deliver to the Sellers:

(i)	Stock certificates of Buyer evidencing the Shares, fully paid and nonassessable, duly issued in the name of each Seller; and

(iii) the Transaction Documents and all other agreements, documents, instruments or certificates required to be delivered by Buyer at or prior to the Closing pursuant to Section 7.03 of this Agreement.

(b) At the Closing, the Sellers shall deliver to Buyer the Common Stock Interests and Transaction Documents and all other agreements, documents, instruments or certificates required to be delivered by the Sellers at or prior to the Closing pursuant to Section 7.02 of this Agreement.

2.02 Closing Conditions. The closing of the Transaction will occur on July 1, 2018, or a later date mutually agreed by the parties (the “Closing Date”), and will be subject to customary closing conditions, including without limitation:

(a) Approval of the transactions by the Boards of Directors of LFER and JCG;

(b) Satisfactory approval by Buyer of all salaried employees, management, working capital, and budget of JCG post transaction on or before August , 2018;

(c) Receipt of any required, material third party consents or approvals;

(d) Receipt of all requisite stockholder approval, if required, on or before August , 2018; (e) No material adverse change in the business or financial statements of either LFER or JCG prior to the closing of the Transaction; and

(f) All representations and warranties of the Parties in the definitive agreement shall be true and correct and all Parties shall have fulfilled all required covenants set forth in the definitive agreement.

(g) Completion and delivery by the Sellers of the Schedules attached hereto as Exhibit 2.

(h) Delivery of officer’s certificates in customary form from each of Buyer to the Sellers and from JCG to Buyer, certifying true and accurate copies of the Buyer and JCG’s respective Organizational Documents of the Closing, and certifying that no changes to the same have occurred.

ARTICLE III

Representations and Warranties of the JCG and Sellers

3.0. On and as of the date of this Agreement and the Closing Date, the representations and warranties of the JCG and the Sellers are subject to, and qualified by, every material fact disclosed in the certificates, exhibits, schedules, and Disclosure Schedules to this Agreement or any other document or instrument that is delivered to Buyer on or before the date of this Agreement or the Closing Date or pursuant to this Agreement. Disclosures made in the certificates, exhibits, schedules, or Disclosure Schedules to this Agreement, or in the other closing documents and Transaction Documents to be prepared by Buyer’s Counsel, JCG’s counsel and the Sellers’ counsel, will constitute disclosures by Seller with respect to all representations and warranties of JCG and Sellers in this Agreement. The inclusion by JCG and the Sellers in any particular exhibit of any fact or information that is not needed or required to be disclosed to make a representation or warranty true, correct or not misleading in any material respect will not be construed by Buyer as an indication that all items of similar scope and degree are required or have been included in every other exhibit or schedule. Accordingly, a representation or warranty of JCG and the Sellers under this Agreement or in a certificate or instrument delivered pursuant it will be considered to have been breached or will be considered to be inaccurate only if Buyer has no actual knowledge on or before the Closing Date of facts that rendered the representations or warranty untrue. To the extent that any agent, employee, or representative of Buyer has actual knowledge of a fact that is not disclosed by JCG and the Sellers and that should be disclosed so as to make a representation or warranty otherwise affected by the omission true and correct or not misleading in any material respect. Furthermore, the specific representations and warranties contained in Exhibit 3 are made “to JCG’s knowledge” or "to Sellers’ knowledge".

3.01 Organization and Authority of the Sellers. The Sellers have full power and authority to enter into this Agreement and the other Transaction Documents to which the Sellers are a party, to carry out their obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Sellers of this Agreement and the other Transaction Documents to which the Sellers are parties, the performance by the Sellers of their obligations hereunder and thereunder and the consummation by the Sellers of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of the Sellers. When this Agreement is duly executed by the Sellers and delivered to Buyer, this Agreement shall constitute a legal, valid and binding obligation of the Sellers enforceable against it in accordance with its terms. When each other Transaction Document to which the Sellers are or will be parties has been duly executed and delivered by Seller, such Transaction Document will constitute a legal and binding obligation of Seller enforceable against it in accordance with its terms. The Sellers represent and warrant to Buyer that the statements contained in this Article III are true and correct.

3.02 Organization, Authority and Qualification of JCG. JCG is a company duly organized, validly existing and in good standing under the Laws of the state of California and has full power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted.

3.03 Capitalization.

(a) The Sellers are the record owners of and has good and valid title to the Common Stock Interests, free and clear of all Encumbrances. The Common Stock Interests as defined in 1.01 constitute 100% of the total issued and outstanding Common Stock Interests in JCG. The Common Stock Interests have been duly authorized and are validly issued, fully-paid and non-assessable. Upon consummation of the transactions contemplated by this Agreement, Buyer shall own all of the Common Stock Interests of JCG, free and clear of all Encumbrances.

(b) The Common Stock Interests were issued in compliance with applicable Laws. The Common Stock Interests were not issued in violation of the bylaws or articles of incorporation of the Sellers or any other agreement, arrangement or commitment to which the Sellers or JCG is a party and are not subject to or in violation of any preemptive or similar rights of any Person.

(c) There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the Common Stock Interests or obligating the Sellers to sell any of its Common Stock Interests in JCG. Other than the Organizational Documents, there are no voting trusts, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Common Stock Interests.

3.04 No Subsidiaries. JCG does not own or have any interest in any shares or Common

Stock Interests or have an ownership interest in any other Person.

3.05 No Conflicts; Consents. The execution, delivery and performance by the Sellers of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of the Sellers; (b) conflict with or result in a violation or breach of any provision of any law or Governmental Order applicable to the Sellers; (c) require the consent, notice or other action by any Person, under conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Material Contract to which the Sellers are a party or by which the Sellers are bound or to which any of their respective properties and assets are subject or any Permit affecting the properties, assets or business of the Sellers; or (d) result in the creation or imposition of any Encumbrance on any properties or assets of the Sellers. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to the Sellers in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except for customary filings which may be made at or after the Closing, which would not prevent the Closing.

3.06 Financial Statements. Complete copies of JCG’s unaudited financial statements consisting of the balance sheet as of the Date of Closing and the related statements of income for the year then ended December 31, 2017 (the “Unaudited Financial Statements”), and unaudited financial statements consisting of the balance sheet as of December 31, 2017 and the related statements of income (the “Financial Statements”) are included in the Disclosure Schedules/have been delivered to Buyer. Except as disclosed in the Financial Statement, the Financial Statements have been prepared to the best of the Sellers’ ability in accordance with GAAP applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse). The Financial Statements are based on the books and records of the JCG, and fairly present in all material respects the financial condition of the JCG as of the respective dates they were prepared and the results of the operations of JCG for the periods indicated. The balance sheet of the JCG as of May 31, 2018 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the balance sheet of the JCG as of May 31, 2018 is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date”. JCG shall also provide updated financial statements through July 15, 2018, which shall fairly present in all material respects the financial condition of the JCG as of the respective dates they were prepared and the results of the operations of JCG for the periods indicated.. The JCG maintains a standard system of accounting established and administered in accordance with GAAP to the best of its ability.

3.07 Undisclosed Liabilities/Material Variations in Assets .. To the Sellers’ knowledge, JCG has no material liabilities, obligations or commitments of any nature whatsoever, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise (“Liabilities”) (“material” for purposes of 3.07 is defined as any 10% decrease in balance sheet items as of July 15, 2018, except (a) those which are adequately reflected or reserved against in the Interim Balance Sheet as of the Interim Balance Sheet Date, and (b) those which have been incurred in the ordinary course of business consistent with past practice since the Interim Balance Sheet Date and which are not, individually or in the aggregate, material in amount. Additionally, to the Sellers’ knowledge, the Assets reflected on the Balance sheet are not materially less according to the above definition of “material” then reflected on the July 15, 2018 Balance Sheet and for 1 year following the Closing. Should either the Assets or Liabilities reflect a material change in the July 15, 2018 Balance Sheet, the Buyer will hold back 30% of the 2,727,272 Shares for a period of up to 1 year based on the Share Price.

3.08 Absence of Certain Changes, Events and Conditions. Since the Interim Balance Sheet Date, and other than in the ordinary course of business consistent with past practice, to the Sellers’ knowledge, there has not been, with respect to JCG, any:

(a) event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b) amendment of the Organizational Documents of JCG;

(c) split, combination or reclassification of any Common Stock Interests of JCG;

(d) issuance, sale or other disposition of, or creation of any Encumbrance on, any Common Stock Interests of JCG, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any Common Stock Interests of JCG, except pursuant to this Agreement;

(e) declaration or payment of any distributions on or in respect of any Common Stock Interests of JCG or redemption, purchase or acquisition of any of the Sellers’ outstanding Common Stock Interests;

(f) material change in any method of accounting or accounting practice of JCG, except as required by GAAP or as disclosed in the notes to the Financial Statements;

(g) material change in JCG cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(h) entry into any Contract that would constitute a Material Contract;

(i) incurrence, assumption or guarantee of any indebtedness for borrowed money except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice.

(j)       transfer, assignment, sale or other disposition of any of the assets shown on the

Financial Statements or Interim Balance Sheet;

(k) transfer, assignment or grant of any license or sublicense of any material rights under or with respect to any Seller Intellectual Property or Seller IP Agreements;

(l) material damage, destruction or loss (whether or not covered by insurance) to its property;

(m) any capital investment in, or any loan to, any other Person;

(n) acceleration, termination, material modification to or cancellation of any material Contract (including, but not limited to, any Material Contract) to which JCG is a party or by which it is bound;

(o) any material capital expenditures;

(p) imposition of any Encumbrance upon any of JCG’s properties or assets, tangible or intangible, except ordinary and customary liens of manufacturers, vendors, or the like;

(q) any loan to (or forgiveness of any loan to), or entry into any other transaction with, any of its members or current or former managers, officers and employees;

(r) entry into a new line of business or abandonment or discontinuance of existing lines of business;

(s) adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(t) acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets, stock or other equity of, or by any other manner, any business or any Person or any division thereof;

(u) action by JCG to make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Buyer in respect of any Post-Closing Tax Period; or

(v) any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

3.09 Material Contracts.

(a) Section 3.09(a) of the Disclosure Schedules lists all material Contracts of JCG (together with all Contracts concerning the occupancy, management or operation of any Real Property, including but without limitation, brokerage contracts, listed or otherwise disclosed in Section 3.10(b) of the Disclosure Schedules, being “Material Contracts”).

(b) Each Material Contract is valid and binding on JCG in accordance with its terms and is in full force and effect. None of JCG or, to Seller’s Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) in any material respect or has provided or received any notice of any intention to terminate, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Buyer.

3.10 Title to Assets; Real Property.

(a) To the Sellers’ knowledge, JCG has good and valid (and, in the case of owned Real Property, good and marketable fee simple) title to, or a valid leasehold interest in, all Real Property and personal property and other assets reflected in the Financial Statements or acquired after the Interim Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice since the Interim Balance Sheet Date. All such properties and assets (including leasehold interests) are free and clear of Encumbrances, except ordinary and customary liens of manufacturers, vendors, or the like and pursuant to the Seller Debt.

(b) Section 3.10(b) of the Disclosure Schedules lists (i) the street address of each parcel of Real Property; (ii) if such property is leased or subleased by JCG, the landlord under the lease, the rental amount currently being paid, and the expiration of the term of such lease or sublease for each leased or subleased property; and (iii) the current use of such property. With respect to owned Real Property, the Sellers have delivered or made available to Buyer true, complete and correct copies of the deeds and other instruments (as recorded) by which JCG acquired such Real Property, and copies of all title insurance policies, opinions, abstracts and surveys in the possession of JCG or the Sellers and relating to the Real Property. With respect to leased Real Property, the Sellers have delivered or made available to Buyer true, complete and correct copies of any leases affecting the Real Property. JCG is not a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any leased Real Property. The use and operation of the Real Property in the conduct of JCG’s business do not violate in any material respect any Law, covenant, condition, restriction, easement, license, permit or agreement. To the best of Sellers’ knowledge, no material improvements constituting a part of the Real Property encroach on real property owned or leased by a Person other than JCG. To the Sellers’ knowledge, there are no Actions pending nor threatened against or affecting the Real Property or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings.

3.11 Condition and Sufficiency of Assets. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of JCG are structurally sound, are in good operating condition and repair (normal wear and use excepted), and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is, to the best of the Sellers’ knowledge, in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property currently owned or leased by JCG, together with all other properties and assets of JCG, are sufficient for the continued conduct of JCG’s business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the business of JCG as currently conducted.

3.12 Inventory. All inventory of JCG, whether or not reflected in the Interim Balance Sheet, consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice. All such inventory is owned by JCG free and clear of all Encumbrances, except ordinary and customary liens of manufacturers, vendors, or the like and pursuant to the Seller Debt, and no inventory is held on a consignment basis. The quantities of each item of inventory (whether raw materials, work-in-process or finished goods) are not excessive but are reasonable in the present circumstances of JCG.

3.13 Accounts Receivable. The accounts receivable reflected on the Interim Balance Sheet and the accounts receivable arising after the date thereof (a) have arisen from bona fide transactions entered into by JCG involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; and (b) constitute only valid, undisputed claims of JCG not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice.

3.14 Insurance. Section 3.14 of the Disclosure Schedules sets forth a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors’ and officers’ liability, fiduciary liability and other casualty and property insurance maintained by JCG and relating to the assets, business, operations, employees, officers and managers of JCG (collectively, the “Insurance Policies”) and true and complete copies of such Insurance Policies have been made available to Buyer. Such Insurance Policies are in full force and effect. JCG has not received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each Insurance Policy. The Insurance Policies do not provide for any retrospective premium adjustment or other experience-based liability on the part of JCG. All such Insurance Policies (a) are valid and binding in accordance with their terms; (b) are provided by carriers who are financially solvent; and (c) have not been subject to any lapse in coverage. There are no claims related to the business of JCG pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. JCG is not in default under, or otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to JCG and are sufficient for compliance with all applicable Laws and contracts to which JCG is a party or by which it is bound.

3.16 Legal Proceedings; Governmental Orders.

(a) Except as set forth on Schedule 3.16, to the Sellers’ knowledge, there are no Actions pending or threatened (a) against or by JCG affecting any of its properties or assets (or by or against the Sellers thereof relating to JCG); or (b) against or by the Sellers or JCG that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. To Seller’s knowledge, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b) There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting JCG or any of its properties or assets. To the Sellers’ knowledge, no event has occurred or circumstances exist that may constitute or result in (with or without notice or lapse of time) a violation of any such Governmental Order.

3.17 Compliance With Laws; Permits.

(a) To the Sellers’ knowledge, JCG is not in violation of any Laws applicable to it or its business, properties or assets that has had or could reasonably be expected to result in a Material Adverse Effect.

(b) To the Sellers’ knowledge, all Permits required for JCG to conduct its business have been obtained by it and are valid and in full force and effect, except where the failure to possess such permits could not reasonably be expected to result in a Material Adverse Effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. Section 3.17(b) of the Disclosure Schedules lists all current Permits issued to the Sellers, including the names of the Permits and their respective dates of issuance and expiration. To the Sellers’ knowledge, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 3.17(b) of the Disclosure Schedules.

3.18 Environmental Matters.

(a) To the Sellers’ knowledge, JCG is currently and has been following all Environmental Laws and has not, and the Seller has not, received from any Person any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

(b) JCG has obtained and is in material compliance with all Environmental Permits (each of which is disclosed in Section 3.18(b) of the Disclosure Schedules) necessary for the ownership, lease, operation or use of the business or assets of JCG and all such Environmental Permits are in full force and effect and shall be maintained in full force and effect through the Closing Date in accordance with Environmental Law, except to the extent that the failure to maintain such Permits, individually or in the aggregate, would not cause a Material Adverse Effect, and to Seller’s knowledge, neither JCG nor the Sellers are aware of any condition, event or circumstance that might prevent or impede, after the Closing Date, the ownership, lease, operation or use of the business or assets of JCG as currently carried out. With respect to any such Environmental Permits, JCG has undertaken, or will undertake prior to the Closing Date, all measures necessary to facilitate transferability of the same, and to the Sellers’ knowledge, neither JCG nor the Sellers are aware of any condition, event or circumstance that might prevent or impede the transferability of the same, nor have they received any Environmental Notice or written communication regarding any material adverse change in the status or terms and conditions of the same.

3.19 Employment Matters. Section 3.19 of the Disclosure Schedules contains a list of all persons who are employees, independent contractors or consultants of JCG as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the fringe benefits provided to each such individual as of the date hereof. To the Sellers’ knowledge, JCG is not a party to or bound by any collective bargaining or any other type of labor or union agreement which covers any employees. To the Sellers’ knowledge, no strike, labor suit or proceeding or labor administrative proceeding is pending or to the Sellers’ knowledge, threatened respecting the Employees, and to the Sellers’ knowledge, no such matter has been threatened since .

3.20 Taxes.

(a) All Tax Returns required to be filed on or before the Closing Date by JCG have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all material respects. All material Taxes due and owing by JCG (whether or not shown on any Tax Return), as of the Closing Date, have been, or will be, timely paid.

(b) JCG has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, member or other party, and complied with all information reporting and backup withholding provisions of applicable Law, except to the extent that JCG’s failure to do the same would not have a Material Adverse Effect.

(c) No written claim has been made by any taxing authority in any jurisdiction where JCG does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.

(d) No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of JCG.

(e) The amount of JCG’s Liability for unpaid Taxes for all periods ending on or before the Interim Balance Sheet Date does not, in the aggregate, materially exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) reflected on the Financial Statements. The amount of the JCG’s Liability for unpaid Taxes for all periods following the Interim Balance Sheet Date shall not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of JCG (and which accruals shall not exceed comparable amounts incurred in similar periods in prior years).

(f) JCG is not a party to any Action by any taxing authority. There is no pending or to

Seller’s knowledge, threatened Actions by any taxing authority.

(g) The Sellers will deliver to Buyer, by the Closing Date, copies of all federal, state, local and foreign income, franchise and similar Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, JCG for Tax periods ending on or after December

31, 2014.

(h) The Sellers agree to pay any and all Taxes of Seller due in connection with the resale of the Shares.

3.21 Books and Records. The minute books of JCG have been made available to Buyer and to the extent records were created, are correct and have been maintained in accordance with sound business practices. At the Closing, all of those books and records will be in the possession of the Sellers.

3.22 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of the Sellers, except those that the Sellers will satisfy within thirty (30) days of Closing.

3.23 Full Disclosure. To the Sellers’ knowledge no representation or warranty by the Sellers in this Agreement and to the Sellers’ knowledge, no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact or omits to state a material fact that has had or could reasonably be expected to result in a Material Adverse Effect on Buyer.

ARTICLE IV Representations and Warranties of Buyer

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, Buyer represents and warrants to JCG and the Sellers that the statements contained in this Article IV are true and correct as of the date hereof.

4.01 Organization and Authority of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware. The Organizational Documents of Buyer provided to Seller are the effective Organizational Documents of Buyer, and no amendments or changes thereto will have been made prior to the Closing. Buyer has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any other Transaction Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms. When each other Transaction Document to which Buyer is or will be a party has been duly executed and delivered by Buyer, such Transaction Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms.

4.02 No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of Buyer; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice or other action by any

Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which Buyer is a party or is bound or to which any of its properties or assets are subject (including any Material Contracts) or any Permit affecting the properties, assets or business of Buyer. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

4.03 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Buyer.

4.04 Sufficiency of Funds. Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price and consummate the transactions contemplated by this Agreement.

4.05 Capitalization.

(a) The capitalization of the Buyer as of the date of the Agreement is as described on Schedule 4.05 and will remain as of the Closing Date. The Buyer has not issued any capital stock since such date. No shares of the Buyer’s capital stock are held in the Buyer’s treasury. Other than preferred shares, Buyer has not authorized and does not have outstanding any other class of debt or equity securities. Except as set forth on Schedule 4.05, there are no authorized or outstanding options, warrants, script, rights to subscribe to, or debt or other securities exercisable for or convertible into, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exchangeable for, or giving any Person any right to subscribe for or acquire, any shares of capital stock, or contracts, commitments, understandings or arrangements by which the Buyer is or may become bound to issue additional shares of common stock, or securities or rights convertible or exchangeable into shares of common stock, and none will be authorized, issued, or granted from the date of this Agreement until Closing. All preemptive or participation rights in the capital stock of Buyer are set forth in Schedule 4.05.

(b) The Shares will be free and clear of all liens and Encumbrances at the Closing and will be fully paid and non-assessable subject to the limitations in the Lock-Up Agreement (Exhibit 2).

4.06 Financial Statements. Complete copies of Buyer’s audited financial statements consisting of the balance sheet as of May 31, 2017 and the related statements of income for the year then ended May 31, 2017, and unaudited financial statements consisting of the balance sheet as of February 28, 2018 and the related statements of income (the “Buyer’s Financial Statements”), as well as the same with respect to any Subsidiaries of Buyer, are included in the Disclosure Schedules/have been delivered to the Sellers’ Representative. Except as disclosed in the Financial Statement, the Financial Statements have been prepared to the best of Buyer’s ability in accordance with GAAP applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse). The Financial Statements are based on the books and records of the Buyer and its Subsidiaries, and fairly present in all material respects the financial condition of the Buyer and its Subsidiaries as of the respective dates they were prepared and the results of the operations of Buyer and its Subsidiaries for the periods indicated. The balance sheet of Buyer as of May 31, 2017 is referred to herein as the “Buyer Balance Sheet” and the date thereof as the “Balance Sheet Date” and the balance sheet of Buyer as of February 28, 2018 is referred to herein as the “Interim Buyer Balance Sheet” and the date thereof as the “Interim Buyer Balance Sheet Date”. Buyer maintains a standard system of accounting established and administered in accordance with GAAP to the best of its ability.

4.07 Undisclosed Liabilities. To Buyer’s knowledge, Buyer and its Subsidiaries have no material liabilities, obligations or commitments of any nature whatsoever, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise (“Liabilities”), except (a) those which are adequately reflected or reserved against in the Interim Buyer Balance Sheet as of the Interim Buyer Balance Sheet Date, and (b) those which have been incurred in the ordinary course of business consistent with past practice since the Interim Balance Sheet Date and which are not, individually or in the aggregate, material in amount.

4.08 Absence of Certain Changes, Events and Conditions. Since the Interim Buyer Balance Sheet Date, and other than in the ordinary course of business consistent with past practice, to Buyer’s knowledge, there has not been, with respect to Buyer or its Subsidiaries, any:

(a) event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b) amendment of the Organizational Documents;

(c) split, combination or reclassification of any shares of stock;

(d) issuance, sale or other disposition of, or creation of any Encumbrance on, any shares of Buyer’s capital stock held by Buyer or its Affiliates, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any such shares, except pursuant to this Agreement;

(e) declaration or payment of any distributions on or in respect of any shares of Buyer’s or its Subsidiaries’ capital stock, or redemption, purchase or acquisition of any outstanding capital stock;

(f) material change in any method of accounting or accounting practice of Buyer or its

Subsidiaries, except as required by GAAP or as disclosed in the notes to the Financial Statements;

(g) material change in Buyer’s or its Subsidiaries’ cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(h) incurrence, assumption or guarantee of any indebtedness for borrowed money except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice.

(i) transfer, assignment, sale or other disposition of any of the assets shown on the Buyer

Financial Statements or Interim Buyer Balance Sheet;

(j) transfer, assignment or grant of any license or sublicense of any material rights under or with respect to any Buyer Intellectual Property or Buyer IP Agreements;

(k) material damage, destruction or loss (whether or not covered by insurance) to its property;

(l) any capital investment in, or any loan to, any other Person;

(m) acceleration, termination, material modification to or cancellation of any material Contract (including, but not limited to, any Material Contract) to which Buyer or any of its Subsidiaries are a party or by which it or they are bound;

(n) imposition of any Encumbrance upon any material portion of its property or assets, tangible or intangible;

(o) any loan to (or forgiveness of any loan to), or entry into any other transaction with, any of its shareholders or current or former directors, officers and employees;

(p) entry into a new line of business or abandonment or discontinuance of existing lines of business;

(q) adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(r) acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets, stock or other equity of, or by any other manner, any business or any Person or any division thereof;

(s) action by Buyer or any of its Subsidiaries to make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Seller in respect of any Post-Closing Tax Period; or

(t) any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

4.09 Title to Assets; Real Property.

(a) To Buyer’s knowledge, Buyer has good and valid (and, in the case of owned Real Property, good and marketable fee simple) title to, or a valid leasehold interest in, all Real Property and personal property and other assets reflected in the Financial Statements or acquired after the Interim Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice since the Interim Balance Sheet Date. All such properties and assets (including leasehold interests) are free and clear of Encumbrances.

(b) Section 4.10(b) of the Disclosure Schedules lists (i) the street address of each parcel of Real Property; (ii) if such property is leased or subleased by Buyer, the landlord under the lease, the rental amount currently being paid, and the expiration of the term of such lease or sublease for each leased or subleased property; and (iii) the current use of such property. With respect to owned Real Property, Buyer has delivered or made available to the Sellers true, complete and correct copies of the deeds and other instruments (as recorded) by which Buyer acquired such Real Property, and copies of all title insurance policies, opinions, abstracts and surveys in the possession of Buyer and relating to the Real Property. With respect to leased Real Property, Buyer has delivered or made available to the Sellers true, complete and correct copies of any leases affecting the Real Property. Buyer is not a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any leased Real Property. The use and operation of the Real Property in the conduct of Buyer’s business do not violate in any material respect any Law, covenant, condition, restriction, easement, license, permit or agreement. To the best of Buyer’s knowledge, no material improvements constituting a part of the Real Property encroach on real property owned or leased by a Person other than Buyer. There are no Actions pending nor, to the Buyer’s Knowledge, threatened against or affecting the Real Property or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings.

4.10 Condition and Sufficiency of Assets. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of Buyer are structurally sound, are in good operating condition and repair (normal wear and use excepted), and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is, to the best of Buyer’s knowledge, in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property currently owned or leased by Buyer, together with all other properties and assets of Buyer, are sufficient for the continued conduct of Buyer’s business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the business of Buyer as currently conducted.

4.11 Accounts Receivable. The accounts receivable reflected on the Interim Balance Sheet and the accounts receivable arising after the date thereof (a) have arisen from bona fide transactions entered into by Buyer involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; and (b) constitute only valid, undisputed claims of Buyer not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice.

4.12 Insurance. Section 4.13 of the Disclosure Schedules sets forth a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors’ and officers’ liability, fiduciary liability and other casualty and property insurance maintained by Buyer and relating to the assets, business, operations, employees, officers and directors of Buyer (collectively, the “Insurance Policies”) and true and complete copies of such Insurance Policies have been made available to Seller. Such Insurance Policies are in full force and effect. Buyer has not received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each Insurance Policy. The Insurance Policies do not provide for any retrospective premium adjustment or other experience-based liability on the part of Buyer. All such Insurance Policies (a) are valid and binding in accordance with their terms; (b) are provided by carriers who are financially solvent; and (c) have not been subject to any lapse in coverage. There are no claims related to the business of Buyer pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights, which could have a Material Adverse Effect. Buyer is not in default under, or otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to Buyer and are sufficient for compliance with all applicable Laws and Contracts to which Buyer is a party or by which it is bound.

4.13 Legal Proceedings; Governmental Orders.

(a) To Buyer’s knowledge, there are no Actions pending or threatened against or by Buyer or any Affiliate of Buyer affecting any of its properties or assets; or (b) against or by Buyer or any Affiliate of Buyer that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b) There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting Buyer or any of its properties or assets. No event has occurred or circumstances exist that may constitute or result in (with or without notice or lapse of time) a violation of any such Governmental Order.

4.14 Compliance with Laws; Permits.

(a) To Buyer’s knowledge, neither Buyer nor its Affiliates are in violation of any Laws applicable to it or its business, properties or assets that has had or could reasonably be expected to result in a Material Adverse Effect.

(b) To Buyer’s knowledge, all Permits required for Buyer to conduct its business have been obtained by it and are valid and in full force and effect, except where the failure to possess such permits could not reasonably be expected to result in a Material Adverse Effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. Section 4.14(b) of the Disclosure Schedules lists all current Permits issued to the Buyer, including the names of the Permits and their respective dates of issuance and expiration. To Buyer’s knowledge, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 4.14(b) of the Disclosure Schedules.

4.15 Environmental Matters.

(a) To Buyer’s knowledge, Buyer is currently and has been in compliance with all Environmental Laws and has not, and the Buyer has not, received from any Person any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

(b) Buyer has obtained and is in material compliance with all Environmental Permits (each of which is disclosed in Section 4.15(b) of the Disclosure Schedules) necessary for the ownership, lease, operation or use of the business or assets of Buyer and all such Environmental Permits are in full force and effect and shall be maintained in full force and effect through the Closing Date in accordance with Environmental Law, except to the extent that the failure to maintain such Permits, individually or in the aggregate, would not cause a Material Adverse Effect, and to Buyer’s knowledge, Buyer is not aware of any condition, event or circumstance that might prevent or impede, after the Closing Date, the ownership, lease, operation or use of the business or assets of Buyer as currently carried out.

4.16 Taxes. To the best of Buyer’s knowledge, neither Buyer nor its Subsidiaries have outstanding any material unpaid liability for taxes or similar charges other than as reflected in the Buyer Financial Statements.

4.17 Books and Records. The minute books of Buyer have been made available to Seller and to the extent records were created, are correct and have been maintained in accordance with sound business practices. At the Closing, all of those books and records will be in the possession of the Buyer.

4.18 Full Disclosure. To Buyer’s knowledge no representation or warranty by Buyer in this Agreement and to Buyer’s knowledge, no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Seller pursuant to this Agreement contains any untrue statement of a material fact or omits to state a material fact that has had or could reasonably be expected to result in a Material Adverse Effect on Buyer.

4.19 Shares. The Shares are duly authorized and upon delivery to the Sellers, will be validly issued, fully paid and nonassessable, free and clear of all liens and Encumbrances other than restrictions on transfer provided for in this Agreement. The issuance of the Shares will not violate any shareholder’s agreement, preemptive rights, and will be issued in compliance with the registration provisions of state and federal securities laws.

ARTICLE V Covenants

5.01 Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed), the Sellers shall cause JCG to, (a) conduct the business of JCG in the ordinary course of business consistent with past practice; and (b) use reasonable best efforts to maintain and preserve intact the current organization, business and franchise of JCG and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with JCG. Without limiting the foregoing, from the date hereof until the Closing Date, Seller shall cause JCG:

(a)       to preserve and maintain all of its Permits;

(b)       to pay its debts, Taxes and other obligations when due;

(c) to maintain the properties and assets owned, operated or used by it in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

(d) to continue in full force and effect without modification all Insurance Policies, except as required by applicable Law;

(e)       to defend and protect its properties and assets from infringement or usurpation;

(f) to perform all of its obligations under all Contracts relating to or affecting its properties, assets or business;

(g) to maintain its books and records in accordance with past practice; (h) to comply in all material respects with all applicable Laws; and

(i) not to take or permit any action that would cause any of the changes, events or conditions described in Section 3.08 to occur.

5.02 Access to Information. From the date hereof until the Closing, the Seller shall, and shall cause JCG to, (a) afford Buyer and its Representatives full and free access to and the right to inspect all of the Real Property, properties, assets, premises, books and records, Contracts and other documents and data related to JCG; (b) furnish Buyer and its Representatives with such financial, operating and other data and information related to JCG as Buyer or any of its Representatives may reasonably request; and (c) instruct the Representatives of JCG and JCG to cooperate with Buyer in its investigation of JCG. Buyer shall provide Seller with reasonable and customary financial and operation information.

5.03 Notice of Certain Events.

(a) From the date hereof until the Closing, each party shall promptly notify the other in writing of:

(i) any fact, circumstance, event or action the existence, occurrence or taking of which (A) to its knowledge, has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by it hereunder not being true and correct or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 7.02 to be satisfied;

(ii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(iv) any Actions commenced or, to the disclosing party’s Knowledge, threatened against, relating to or involving or otherwise affecting Seller or the Seller that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.17 or that relates to the consummation of the transactions contemplated by this Agreement.

5.04 Confidentiality. At all times through and after the Closing, each party shall, and shall cause its Affiliates to, hold, and shall use its reasonable best efforts to cause its or their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the other, except to the extent that it can show that such information (a) is generally available to and known by the public through no fault of the disclosing party, any of its Affiliates or their respective Representatives; (b) is lawfully acquired by the disclosing party, any of its Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation; or (c) is required by law or regulatory order or the disclosure of such information is necessary to establish a lawful claim or defense. If a party or any of its Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law or to establish a claim or defense, it shall promptly notify the other in writing and shall disclose only that portion of such information which it is advised by its counsel in writing is legally required to be disclosed, provided that it shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information, and shall cooperate with the party whose information is to be disclosed in such a manner as may be reasonably requested to limit disclosure or dissemination. Buyer agrees that, unless legally required, it shall not publicize or publicly disclose the Purchase Price or consideration given Seller hereunder and shall take all reasonable steps to assure that such information is treated as confidential in Securities and Exchange Commission filings and disclosures and other governmental filings and is not included in press releases or the like.

5.05 Governmental Approvals and Consents.

(a) Each party hereto shall, as promptly as possible, (i) make, or cause to be made, all filings and submissions required under any Law applicable to such party or any of its Affiliates; and (ii) use reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the other Transaction Documents. Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

(b) Seller and Buyer shall use reasonable best efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 3.05 and Section 4.02 of the Disclosure Schedules.

5.06 Closing Conditions. From the date hereof until the Closing, each party hereto shall, and Seller shall cause JCG to, use reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VII hereof.

5.07 Resale of Shares. For a period of twelve (12) months upon the receipt of the Shares (the “Lock-Up Period”), the Seller shall not offer, pledge, sell, contract to sell, grant, lend or otherwise transfer or dispose of, directly or indirectly, any Shares. Upon the expiration of the Lock- Up Period, the Seller may sell the Shares only in accordance with 1.02 of this Agreement. The Sellers are prohibited from transferring the shares at any time to a third party unless written consent is obtained from the Buyer.

The Sellers hereby agree with the Buyer as follows:

(a) The certificates evidencing the Shares issued to the Sellers, and each certificate issued in transfer thereof, will bear the following or similar legend:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS AND NEITHER SUCH SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED EXCEPT (1) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR (2) PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, IN WHICH CASE THE HOLDER MUST, PRIOR TO SUCH TRANSFER, FURNISH TO THE SELLER AN OPINION OF COUNSEL, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE SELLER, THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED IN THE MANNER CONTEMPLATED PURSUANT TO

AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS.

(b) Subject to the provisions of the Lock-Up Agreement, on the first anniversary of the Closing, Buyer shall cause Seller to be issued substitute stock certificates removing such restrictive legends.

ARTICLES VI Tax Matters

6.01 Tax Covenants.

(a) Without the prior written consent of Buyer, the Sellers (and, prior to the Closing, JCG, its Affiliates and their respective Representatives) shall not, to the extent it may affect, or relate to, the Seller, make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Buyer other than in the ordinary course of business consistent with past practice in respect of any Post-Closing Tax Period. Seller agrees that Buyer is to have no liability for any Tax resulting from any such action prior to Closing of the Sellers, JCG, its Affiliates or any of their respective Representatives, and agrees to indemnify and hold harmless Buyer against any such Tax or reduction of any Tax asset.

(b) All transfer, documentary, sales, use, stamp, registration, value added and other such fees (including any penalties and interest) incurred in connection with this Agreement and the Assignment and the other Transaction Documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid 50% by the Sellers and 50% by Buyer. The Sellers shall, at their own expense, timely file any Tax Return or other document with respect to the foregoing taxes or fees (and Buyer shall cooperate with respect thereto as necessary).

(c) Buyer shall prepare, or cause to be prepared, all Tax Returns required to be filed by the Sellers after the Closing Date with respect to a Pre-Closing Tax Period. Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law) and without a change of any election or any accounting method. Buyer shall permit the Sellers to review and comment on each such Tax Return prior to filing and shall make such revisions as reasonably requested by the Sellers.

(d) JCG may establish and/or maintain a reserve for payment of taxes and other charges identified in Clauses (a) and (b) above, incurred in the current tax year of JCG and that are currently due and owing, which shall be reflected in the Financial Statements. JCG may continue to set aside funds in reserve to pay such taxes and similar charges for the period between the execution of this Agreement and the Closing. Buyer shall cause JCG to use any such funds held in reserve for payment of such taxes and other similar charges as required following the Closing.

6.02 Tax Indemnification. For a term beginning on the Closing Date and ending on the second anniversary of the Closing Date, the Sellers shall indemnify JCG, Buyer, and each Buyer Indemnitee and hold them harmless from and against (a) any Loss attributable to any breach of or inaccuracy in any representation or warranty made in Section 3.20; (b) any Loss attributable to any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in Article VI; (c) all Taxes of JCG or relating to the business of JCG for all Pre-Closing Tax Periods to the extent in excess of the amounts reserved for on the Interim Balance Sheet; and (d) any and all Taxes of any person imposed on JCG arising under the principles of transferee or successor liability or by contract, relating to an event or transaction occurring before the Closing Date. In each of the above cases, together with any out-of-pocket fees and expenses (including attorneys’ and accountants’ fees) incurred in connection therewith. For a term beginning on the Closing Date and ending on the second anniversary of the Closing Date, Seller shall reimburse Buyer for any Taxes of JCG that are the responsibility of the Sellers pursuant to this Section 6.02 within ten Business Days after payment of such Taxes by Buyer, except that Buyer shall have the right to timely appeal any such imposition of tax with the proper taxing authority and payment by the Sellers to Buyer would be due only upon the resolution of the appeal.

6.03 Straddle Period. In the case of Taxes that are payable with respect to a taxable period that begins before and ends after the Closing Date (each such period, a “Straddle Period”), the portion of any such Taxes that are treated as Pre-Closing Taxes for purposes of this Agreement shall be:

(a) in the case of Taxes (i) based upon, or related to, income, receipts, profits, wages, capital or net worth, (ii) imposed in connection with the sale, transfer or assignment of property, or (iii) required to be withheld, deemed equal to the amount which would be payable if the taxable year ended with the Closing Date; and

(b) in the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.

ARTICLE VII Conditions to Closing

7.01 Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a) No Action shall have been commenced against Buyer, the Sellers or JCG, which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.

(b) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

7.02 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

(a) The representations and warranties of the Sellers contained in this Agreement, the other Transaction Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b) The Sellers shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, the Sellers shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

(c) All approvals, consents and waivers that are listed in Section 3.05 or on Section 3.05 of the Disclosure Schedules shall have been received and executed counterparts thereof shall have been delivered to Buyer at or prior to the Closing.

(d) From the date of this Agreement, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.

(e) The Sellers shall have duly executed and delivered the Assignment to Buyer.

(f) Buyer shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of the Sellers, that each of the conditions set forth in Section 7.02(a) and Section

7.02(b) have been satisfied.

(g) The Sellers shall have delivered to Buyer a good standing certificate (or its equivalent) for the Sellers from the secretary of state or similar Governmental Authority of the jurisdiction under the Laws in which the Seller is organized.

(h) The Sellers shall have delivered to Buyer such other documents or instruments as Buyer reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement provided such request does not enlarge or extend any existing liability or obligation of the Sellers or impose on the Sellers any new or additional liability or obliga- tion.

7.03 Conditions to Obligations of the Sellers. The obligations of the Sellers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or the Sellers’ waiver, at or prior to the Closing, of each of the following conditions:

(a) The representations and warranties of Buyer contained in this Agreement, the other Transaction Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b) Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, Buyer shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

(c) The Sellers shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 7.03(a) and Section

7.03(b) have been satisfied.

(d) The Sellers shall have received a resolution adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, including, but not limited to, the issuance of the Shares.

(e) Buyer shall have delivered to the Sellers a stock certificate of Buyer evidencing the

Shares, fully paid and nonassessable, duly issued in the name of the Sellers.

(f) Buyer shall have delivered to the Sellers a good standing certificate (or its equivalent) for Buyer from the secretary of state or similar Governmental Authority of the jurisdiction under the Laws in which the Buyer is organized.

(g) Buyer shall have delivered to the Sellers such other documents or instruments as the Sellers reasonably request and are reasonably necessary to consummate the transactions contemplated by this Agreement provided such request does not enlarge or extend any existing liability or obligation of Buyer or impose on Buyer any new or additional liability or obligation.

ARTICLE VIII Indemnification

8.01 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein (other than any representations or warranties contained in Articles III and IV which are subject to Article VI) shall survive the Closing and shall remain in full force and effect until the date that is one and one-half years from the Closing Date; provided, that the representations and warranties in (i) Section 3.01, Section 3.03, Section

3.23, Section 4.01, Section 4.07, Section 4.08, and Section 4.17 shall survive indefinitely, and (ii) Section 3.19 shall survive for a period of three years after the Closing. All covenants and agreements of the parties contained herein (other than any covenants or agreements contained in Article VI which are subject to Article VI) shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non- breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved. Representations and warranties that speak as of a particular date, including without limitation, the date of execution or the Closing, shall speak only as of that date, notwithstanding any survival period provided herein.

8.02 Indemnification by Seller. Subject to the other terms and conditions of this Article VIII, for a term beginning on the Closing Date and ending on the second anniversary of the Closing Date, Seller shall indemnify and defend each of Buyer and its Affiliates (including JCG) and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses (except as provided in this Section 8.02) incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of the Sellers contained in this Agreement or in any certificate or instrument delivered by or on behalf of the Sellers pursuant to this Agreement (other than in respect of Section 3.20, it being understood that the sole remedy for any such inaccuracy in or breach thereof shall be pursuant to Article VI), as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Sellers pursuant to this Agreement (other than any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in Article VI, it being understood that the sole remedy for any such breach, violation or failure shall be pursuant to Article VI).

(c) Buyer shall not satisfy any Loss by asserting a setoff, defense, or counterclaim against any obligation or indebtedness owed by Buyer to the Sellers, and Buyer waives all rights it otherwise might have to do so. Notwithstanding a contrary provision in this Agreement, the Sellers shall not be liable to Buyer, or have any obligation to indemnify Buyer, for any Loss arising out of (i) the actions or omissions of or its agents, employees, officers, directors, or representatives or a breach by of any representation or warranty made by it or its agents, employees, officers, directors, or representatives; or (ii) any motor vehicle related claim to which the Sellers have no knowledge. Notwithstanding anything to the contrary herein, the Sellers’ total maximum liability to Buyer, whether in the nature of indemnity or otherwise, including, without limitation, under Article VI, arising from or relating to this Agreement, shall not exceed the amount of consideration paid by Buyer to the Sellers pursuant to 1.02.

8.03 Indemnification by Buyer. Subject to the other terms and conditions of this Article VIII, for a term beginning on the Closing Date and ending on the second anniversary of the Closing Date, Buyer shall indemnify and defend each of the Sellers and their Affiliates and their respective Representatives (collectively, the “Sellers Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Sellers Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or in any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement (other than Article VI, it being understood that the sole remedy for any such breach thereof shall be pursuant to Article VI); or

ARTICLE IX Miscellaneous

9.01 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

9.02 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

If to the Sellers:	Max Baumann, Sellers Representative (contact info)
with a copy to:
If to Buyer:	Fernando Oswaldo Alonzo, Chief Executive Officer 575 Lexington Ave 4th Floor New York, NY 10022
with a copy to:	Frederick M. Lehrer, P. A. Via Email: flehrer@securitiesattorney1.com

9.03 Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

9.04 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

9.05 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon a determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible. If the parties are unable to so agree, any court or tribunal finding a provision invalid or unenforceable shall be authorized to reform the same, solely in the circumstances in which it is invalid or unenforceable, to the minimum extent necessary to render it valid and enforceable.

9.06 Entire Agreement. This Agreement, the Assignment and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the Assignment and the other Transaction Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

9.07 Legal Representation. Each party to this Agreement has read and fully understands the terms and provisions hereof, has reviewed this Agreement with its legal counsel and/or advisor, has executed this Agreement based upon such party’s own judgment and advice of counsel, and knowingly, voluntarily, and without duress, agrees to all of the terms set forth in this Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party because of authorship of any provision of this Agreement. Except as expressly set forth in this Agreement, neither the parties nor their affiliates, advisors and/or their attorneys have made any representation or warranty, express or implied, at law or in equity with respect of the subject matter contained herein. Without limiting the generality of the previous sentence, the Buyer, its affiliates, advisors and/or attorneys have made no representation or warranty to Seller concerning the state or federal tax consequences to Seller regarding the transactions contemplated by this Agreement.

9.08 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, Buyer may, without the prior written consent of the Sellers, assign all or any portion of its rights under this Agreement (except with respect to its obligations as to the Shares in Sections 2.02(c) and 5.13 and the representations and warranties in Article IV), to one or more of its direct or indirect wholly- owned subsidiaries. No assignment shall relieve the assigning party of any of its obligations hereunder.

9.09 No Third-party Beneficiaries. Except as provided in Section 6.02 and Article VIII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

9.10 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

9.11 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) The Transaction Documents, including the Agreement, shall be governed by New York state law and be subject to the jurisdiction of the New York Courts governing the transactions and the New York courts shall be the sole forum for any dispute, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

(b) ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE ASSIGNMENT, OR THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF NEW YORK, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT, OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ASSIGNMENT, OR THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT.

9.12 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

9.13 Attorneys’ Fees. In the event that either Party brings an action to enforce or effect its rights under this Agreement, each Party shall be responsible for their own legal fees, costs and expenses, including the costs of mediation, arbitration, litigation, court fees, and reasonable attorneys’ fees incurred in connection with such an action.

9.14 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

JCG:

THE JUST CHILL GROUP, INC.

By /s/ Max Baumann

Name: Max Baumann

Title: Chief Executive Officer

SELLERS

/s/ Max Baumann

By: Max Baumann on behalf of the Sellers

BUYER:

LIFE ON EARTH, INC.

Fernando O. Leonzo

Chairman & CEO

By /s/ Fernando Oswaldo Alonzo

Name: Fernando Oswaldo Alonzo

Title: Chief Executive Officer

APPENDIX OF DEFINED TERMS

Appendix 1

The following capitalized terms set forth in the Purchase Agreement to which this Exhibit is attached shall have the following meanings:

“Actions” means lawsuits, arbitrations, administrative grievances, or other legal proceedings by or against a Person.

“Affiliates” means any (i) Parents or Subsidiaries of a Person, or (ii) Persons controlled by or under common control with a Person by virtue of voting rights, Contract, or management control.

The “Assignment” means an instrument evidencing an assignment of all Common Stock

Interests in JCG from Seller to Buyer.

“Buyer Intellectual Property” [Need definition] “Buyer IP Agreements” [Need definition]

“Contracts” means binding agreements whether oral or written.

“Encumbrance” and “Encumbrances” refer to any liens, mortgages, pledges,

attachments, levies, charges, or security interests.

“Environmental Claim” means (a) a legal claim made by any Governmental Authority having jurisdiction alleging breach of or non-compliance with applicable Environmental Laws or Environmental Permits, or (b) an Action brought by any other Person alleging a breach or non- compliance with applicable Environmental Laws or Environmental Permits.

“Environmental Laws” means laws, rules, regulations, codes, and ordinances, relating to (i) the environment, (ii) preservation or reclamation of natural resources, or (iii) the generation, use, handling, transportation, storage, treatment, disposal, release, or threatened release of hazardous materials.

“Environmental Notice” means a notice issued by a Governmental Authority alleging an actual or potential violation of Environmental Laws.

“Environmental Permits” means any Permit issued under an Environmental Law.

A “Governmental Authority” means the government of the United States of America, any other nation, or any political subdivision thereof, whether state or local, or any agency, authority, instrumentality, regulatory body, or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, having jurisdiction over Buyer, Seller, or JCG, as the case may be.

“Governmental Orders” means judgments, orders, writs, injunctions, decrees, stipulations, consent agreements, determinations or awards, entered or issued by a Governmental Authority and binding on a Person.

“Liability” means an obligation, liability, or debt of a Person.

“Losses” means losses, liability, damages, obligations, and expenses (including costs and reasonable attorney’s fees).

“Law” means any law, statute, rule, regulation, or ordinance of a Governmental

Authority materially applicable to a Person.

A “Material Adverse Effect” means, with respect to a Person or its Affiliates, any fact, change, circumstance, event, or occurrence, which (i) has or reasonably would be expected to have a material adverse effect on it business, property, operations, or financial conditions, or (ii) would prevent or materially impair its ability to carry out the transactions contemplated in the Agreement.

“Organizational Documents” means (a) with respect to a corporation, its Articles of Incorporation, Certificate of Incorporation, or the like, its bylaws, and any shareholders or stockholders agreement(s) to which it is a party, and (b) with respect to a limited liability company, its Articles of Organization, Certificate of Organization, or the like, and its Operating Agreement, in each case, as amended from time to time, and current as of the Closing.

“Parents” means any Persons or group of Persons (a) owning or control more than fifty percent (50%) of the outstanding equity securities of a legal entity (on an economic or voting basis, or both), (b) has more than 50% of the voting power of such entity, or (c) has the authority to appoint or elect more than one-half (1/2) of the directors or members of the governing body of such entity.

A “Person” means an individual, firm, company, corporation, limited liability company,

partnership, joint venture, unincorporated association, or other legal entity.

A “Permit” means any permit, approval, or license required to be maintained, and issued by a Governmental Authority having jurisdiction, to Buyer, Seller, or JCG, as the case may be.

“Real Property” means land, improvements thereon, and estates in land, excluding leasehold or similar interests.

“Representatives” means the agents, employees, attorneys, accountants, or other Persons acting or authorized to act for or on behalf of a Person.

“Seller Intellectual Property” [Need definition] “Seller IP Agreements” [Need definition]

“Subsidiaries” means with respect to a Person, any legal entity in which that Person or a group of Persons of which such Person is a member, (a) owns or controls more than fifty percent (50%) of the outstanding equity securities of such legal entity (on an economic or voting basis, or both), (b) has more than 50% of the voting power of such entity, or (c) has the authority to appoint or elect more than one-half (1/2) of the directors or members of the governing body of such entity.

“Transaction Documents” means the Purchase Agreement by and among Buyer and Seller to which this Exhibit is attached, the exhibits and schedules thereto, the Assignment, and the certificates required to be delivered thereunder.

(EXHIBIT 1)

TOTAL AUTHORIZED	NUMBER AND TYPE	RECORD AND	NUMBER	TYPE	PERCENTAGE OF	CONTRIBUTION
CAPITAL	ISSUED OUTSTANDING	BENEFICIAL OWNER		OWNERSHIP INTEREST

10,000,000 CS	754,004	Max Baumann	255,402	CS	3.07%	W, L & S
		Russell Fager	170,818	CS	2.06%	W, L & S
		Jeff King	10,000	CS	0.12%	W, L & S
		LA Libations	314,799	CS	3.79%	W, L & S
		Caleb Davidge	217,991	CS	2.62%	W, L & S
		Mitchell Raisch	113,817	CS	1.37%	W, L & S
		Gervais (Warrant)	32,000	CS	0.39%	W, L & S
		Ann DeVooght	6,648	CS	0.08%	W, L & S
		Levi Filkins	3,672	CS	0.04%	W, L & S
		Jennifer Kruger	66,318	CS	0.80%	W, L & S
		Dash	13,809	CS	0.17%
			1,205,274	Common Stock	14.51%

7,000,000 PS	2,196,707	Birdview Investments, LLC	1,618,488	Series A - convert to CS 3:1	19.48%	$ 1,800,000
		The Maximillian Baumann Trust	660,000	Series A - convert to CS 3:1	7.94%	$ 800,000
		HRC Trust	450,000	Series A - convert to CS 3:1	5.42%	$ 600,000
		Peter Baumann and Alison Baumann	2,260,752	Series A - convert to CS 3:1	27.21%	$ 2,660,000
		Corbin J. Robertson Descendants Trust	777,201	Series A- convert to CS 3:1	9.35%	$ 1,000,000
		Lillie T. Robertson	621,762	Series A- convert to CS 3:1	7.48%	$ 800,000
		Bald Cypress LTD	194,301	Series A- convert to CS 3:1	2.34%	$ 250,000
		HRC Estate Trust f/b/o Carroll R. Ray	155,442	Series A- convert to CS 3:1	1.87%	$ 200,000
		U-Article 5 UWWRS-ARB Trust	365,853	Series A- convert to CS 3:1	4.40%	$ 500,000
			7,103,799	Series A	85.49%	$ 8,500,000

		TOTAL SHARES	8,309,073		100.00%

DISCLOSURE SCHEDULES

In connection with that certain Common Stock Purchase Agreement (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Purchase Agreement”), dated as of 2018, by and between the Sellers reflected in Exhibit A (the “Seller”) and Life on Earth, Inc., a Delaware corporation (the “Buyer”), the Sellers hereby delivers these disclosure schedules (the “Disclosure Schedules”) to the Buyer. Capitalized terms used in the Disclosure Schedules but not otherwise defined herein shall have the meanings ascribed to such terms in the Purchase Agreement.

Inclusion of any item in the Disclosure Schedules shall not constitute, or be deemed to be, an admission to any third party, except the Buyer, concerning such item by the Sellers or any of their Affiliates, and to Seller, concerning such item by Buyer and any of its Affiliates.

The Disclosure Schedules set forth exceptions, qualifications and limitations to certain of the representations, warranties and other provisions (or documents or other items required to be disclosed in reference thereto) set forth in the Purchase Agreement. The Disclosure Schedules are qualified in their entirety by reference to specific provisions of the Purchase Agreement and are not intended to constitute, and shall not be construed as constituting, representations, warranties and covenants of the Seller or any of their Affiliates, or the Buyer, or any of its Affiliates, except as and to the extent expressly provided in the Purchase Agreement.

The Section headings and subheadings in these Disclosure Schedules are for convenience of reference and for informational purposes only and shall not be deemed to amend, alter or affect the express description of the Sections as set forth in the Purchase Agreement.

Schedule 2.02

Qualification of the Sellers

List of Jurisdictions in and/or certain of its Affiliates (as applicable) Operate

Schedule 2.04

Interests, Subsidiaries or Affiliates

Schedule 2.06

Financial Statements

See attached.

Schedule 2.08

Absence of Certain Changes, Events and Conditions

Schedule 2.09

Material Contracts

Company	Coverage	Provider	Services

Schedule 2.10

Title to Assets; Real Property

Jurisdiction	Address	Monthly Rent	Expiration	Owner	Current Use

Schedule 2.14

Insurance

Insured	Insurance Carrier	Description	Policy Expiration

Schedule 2.15

Legal Proceedings; Governmental Orders

Schedule 2.16

Compliance with Laws; Permits

1.

Permit Name	Permit Issuer	Date of Issuance	Expiration Date

Schedule 2.17

Employment Matters

STATE DEPARTMENT POSITION NAME

MONTHLY

ADMISSION DATE

CONTRACT

SALARY

TYPE

STATE DEPARTMENT POSITION NAME

MONTHLY

ADMISSION DATE

CONTRACT

SALARY

TYPE

Schedule 2.18

Taxes

Schedule 2.21

Labor Relations

EXHIBIT 2

LOCK-UP AND RESALE RESTRICTION AGREEMENT

THIS LOCK-UP AGREEMENT AND RESALE RESTRICTION (this “Agreement”) is made and entered into this 2 day of August 2018 “(Effective Date”), by and between Life on Earth, Inc., a Delaware corporation (the “Company”) and the Sellers reflected in Exhibit A hereto (the “Sellers”) ..

Recitals

WHEREAS, the Company and the Sellers in Exhibit A, each in their individual capacity, have executed a Purchase Agreement, whereby, among other terms, the Company is obligated to pay the Sellers, collectively 1,636,363 common stock shares (the “Shares”) as part of the purchase price shares of the Company’s common stock.

WHEREAS, the Company and the Sellers believe it is in its best interests to lockup the Shares for a period of 12 months following the execution of this Agreement and thereafter subject the Sellers, each in their individual capacity, to a leak out as provided for herein.

WHEREAS, the Sellers have authorized Max Baumann to act as their representative in the Purchase Agreement and in this Lock-Up and Resale Restriction Agreement.

NOW THEREFORE, the Company and the Sellers (through their representative, Max Baumann), each in their individual capacity, agrees as follows:

1.The Sellers, each in their individual capacity, agrees that as of the date hereof and for a period of 1 year following the execution of this Agreement, that each will not transfer, sell, contract to sell, devise, gift, assign, pledge, hypothecate, distribute or grant any option to purchase or otherwise dispose of, directly or indirectly the Shares for a period of 12 months (the “Lock-Up Period”).

2. The Sellers, each in their individual capacity, agree that after the Lock-Up Period the maximum allowable shares that each may sell during any given one-day period, shall be 5% of each of their total holdings or no more than 20% of the average trading volume of the preceding 30 days, whichever is less.

3. The Sellers, each in their individual capacity, shall disclose to the Company the registered securities broker-dealer where the Shares are deposited, the lock-up and dribble out and provide a copy of this Agreement executed by the Parties to such registered broker-dealer. The Company will reserve the right to request and receive from the Sellers account statements and other records evidencing trades in the Shares from their broker-dealer where the shares are deposited and held during the leak out period and for 12 months after the restrictions are lifted from each certificate.

4. Two years from the Effective Date, the Sellers, each in their individual capacity, may sell up to 20% of their shares each on a monthly basis.

5. Any attempted sale, transfer or other disposition in violation of this letter agreement shall be null and void.

6. The Sellers, each in their individual capacity, further agrees that if either attempts to sell, transfer, or otherwise dispose of its shares in violation of this Agreement, the Company (i) may instruct its transfer agent not to transfer such securities (ii) may provide a copy of this letter agreement to the Company's transfer agent for the purpose of instructing the Company's transfer agent to place a legend on the certificate(s) evidencing the securities subject hereto and disclosing that any transfer, sale, contract for sale, devise, gift, assignment, pledge or hypothecation of such securities is subject to the terms of this letter agreement and (iii) may issue stop-transfer instructions to its transfer agent for the period contemplated by this letter agreement for such securities.

7. This Agreement shall be binding upon the holder, its agents, heirs, successors, assigns and beneficiaries.

8. Any waiver by the Company of any of the terms and conditions of this letter agreement in any instance must be in writing and must be duly executed by the Company and the Sellers, in their individual capacity and shall not be deemed or construed to be a waiver of such term or condition for the future, or of any subsequent breach thereof.

9. The Sellers, each in their individual capacity, agrees that any breach of this letter agreement will cause the Company and the third-party beneficiaries irreparable damage for which there is no adequate remedy at law. If there is a breach or threatened breach of this letter agreement by the Holder, the Sellers hereby agree that the Company and the third-party beneficiaries shall be entitled to the issuance of an immediate injunction without notice to restrain the breach or threatened breach. The Sellers, each in their individual capacity, also agrees that the Company and all third-party beneficiaries shall be entitled to pursue any other remedies for such a breach or threatened breach, including a claim for money damages.

10. The Sellers, each in their individual capacity, agrees that as of the date hereof and during the pendency of this Agreement, that each has not entered into any agreements with other Sellers, each in their individual capacity, nor will the Sellers enter into any agreement with any other Sellers, each in their individual capacity, to sell the Company shares as a group.

11. The Sellers, each in their individual capacity, acknowledges and warrants that each has not entered into any agreements or understanding with other shareholders or any unaffiliated third parties, nor will each enter into any agreement with any other shareholders or third party to sell the Company shares as a group.

12. Should any individual Seller wish to present a restricted stock certificate with a valid legal opinion to the Company’s transfer agent, the individual Seller shall be individually required to complete a form to the Company indicating the instructions to be provided to the Company’s transfer agent at which time the Seller will be provided with a copy of this Agreement and shall be required to execute a written acknowledgment of receiving and reviewing the Agreement.

13. Max Baumann, hereby certifies that he has given a copy of this Agreement to each of the Sellers listed in Exhibit A.

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Agreement as of the day and year first above written.

SELLERS

/s/ Max Baumann

By:   Max Baumann, Sellers’ Representative

LIFE ON EARTH, INC.

/s/ Fernando O. Leonzo

Fernando O. Leonzo, Chief Executive Officer